Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Geokinetics Inc.:

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement (No. 333-130777) on Form S-1 of Geokinetics Inc. of our report dated April 17, 2006, except for paragraph 4 of Note 1, for which the date is June 8, 2006 and paragraph 7 of Note 9, for which the date is July 19, 2006, related to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of Geokinetics Inc. for the year ended December 31, 2005. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ FITTS, ROBERTS & CO., P.C.
Houston, Texas
July 19, 2006